As filed with the Securities and Exchange Commission on February 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PANTRY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1574463
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1801 Douglas Drive

Sanford, North Carolina 27330-1410

(919) 774-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Kelly

Chief Financial Officer

THE PANTRY, INC.

P.O. Box 1410

1801 Douglas Drive

Sanford, North Carolina 27330-1410

(919) 774-6700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Carl N. Patterson, Esq.

Jason L. Martinez, Esq.

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

Post Office Box 2611

Raleigh, North Carolina 27602-2611

(919) 821-1220

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Subordinated Convertible Notes due 2012	$150,000,000(1)	100%	(2)(3)	$150,000,000(1)	$16,050
Common Stock, $0.01 par value per share	3,817,755(4)	N/A	(5)	N/A(5)	None	(5)
Guarantees of the Senior Subordinated Notes due 2012	—	—		—	None	(6)

(1)	Represents the aggregate principal amount of Senior Subordinated Convertible Notes due 2012, or the notes, issued by the Registrant.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act.
(3)	Exclusive of accrued interest and distributions, if any.
(4)	This number represents the maximum number of shares of common stock that are issuable upon conversion of the notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the Registration Statement upon the conversion of the notes, the Registrant calculated the number of shares issuable upon conversion of the notes based on a maximum conversion rate of 25.4517 shares per $1,000 principal amount of the notes at maturity. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.
(5)	No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.
(6)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the guarantees.

Table of Co-Registrants

Name	State or Other Jurisdiction of Incorporation	I.R.S. Employer Identification Number
Kangaroo, Inc. (1)	Georgia	58-1557851
R.&H. Maxxon, Inc. (1)	South Carolina	57-0647446

(1)	Address, including zip code and telephone number, including area code, of principal executive office of co-registrant: c/o The Pantry, Inc., P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27330-1410, (919) 774-6700.

PROSPECTUS

$150,000,000

The Pantry, Inc.

3% Senior Subordinated Convertible Notes due 2012 and Shares of Common Stock Issuable Upon Conversion of the Notes

In November 2005, we issued and sold $150,000,000 aggregate principal amount of our 3% Senior Subordinated Convertible Notes due 2012, or the notes, in a private offering. This prospectus will be used by selling securityholders to resell up to $150,000,000 in aggregate principal amount of the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

The notes bear interest at the rate of 3% per year, payable in cash semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2006. The notes mature on November 15, 2012. The notes are our senior subordinated unsecured obligations and will rank junior in right of payment to all of our existing and future senior debt, equal in right of payment to all of our existing and future senior subordinated unsecured debt and senior in right of payment to all of our future subordinated debt. Our obligations under the notes are fully and unconditionally guaranteed on a senior subordinated basis by our existing and future domestic subsidiaries, other than one subsidiary with no indebtedness and de minimis assets.

Holders may convert their notes based on a conversion rate of 19.9622 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $50.09 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock are made or specified corporate transactions occur, (3) if a fundamental change occurs, or (4) at or any time after May 15, 2012 and through the business day preceding the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert its notes in connection with certain events that constitute a change of control, the holder will also be entitled to receive additional shares upon conversion in some circumstances.

If we experience a fundamental change as described in this prospectus, holders may require us to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.

Our common stock is quoted on the Nasdaq National Market under the symbol “PTRY.” On February 13, 2006, the last quoted sale price of our common stock was $56.23 per share.

As of the date of this prospectus, the notes and the shares of common stock issuable upon conversion of the notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, system of the National Association of Securities Dealers, Inc.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplements to this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or a prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser of our common stock or the notes regarding the legality of an investment in our common stock or the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock or the notes.

References in this prospectus to “The Pantry,” “Pantry,” “we,” “us” and “our” refer to The Pantry, Inc., a company incorporated in Delaware, and its consolidated subsidiaries, unless the context otherwise requires.

We own, or claim ownership rights to, a variety of trade names, service marks and trademarks for use in our business, including The Pantry®, Worth®, Golden Gallon®, CowboysSM, Bean Street Coffee Company®, Big Chill®, Celeste®, The Chill Zone®, The Grilling DepotSM, Lil’ Champ Food Store®, Handy Way®, Quick StopSM, Kangaroo®, Kangaroo Express®, Fast Lane®, Big K Food StoresSM, Mini MartSM, DepotSM, Food Chief®, Express StopSM, SprintSM and Smokers ExpressSM. This prospectus also includes product names and other tradenames and service marks owned by us and other companies. The tradenames and service marks of other companies are the property of such other companies.

i

Cautionary Statement Concerning Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, anticipated capital expenditures, available cash and available borrowings to meet future liquidity needs, costs and burdens of environmental remediation, expected cost savings and benefits and anticipated synergies from our acquisitions, anticipated costs of re-branding our stores, anticipated sharing of costs of conversion with our gasoline suppliers, the proposed refinancing of our senior credit facility and expectations regarding re-modeling, re-branding, re-imaging or otherwise converting our stores are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	Competitive pressures from convenience stores, gasoline stations and other non-traditional retailers located in our markets;

•	Changes in economic conditions generally and in the markets we serve;

•	Unfavorable weather conditions;

•	Political conditions in crude oil producing regions and global demands;

•	Volatility in crude oil and wholesale petroleum costs;

•	Wholesale cost increases of tobacco products;

•	Consumer behavior, travel and tourism trends;

•	Changes in state and federal environmental and other regulations;

•	Dependence on one principal supplier for merchandise and two principal suppliers for gasoline;

•	Financial leverage and debt covenants;

•	Changes in the credit ratings assigned to our debt securities, credit facilities and trade credit;

•	Inability to identify, acquire and integrate new stores;

•	Dependence on senior management;

•	Acts of war and terrorism; and

•	Other unforeseen factors.

For a discussion of these and other risks and uncertainties, please refer to “Risk Factors.” The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this prospectus are based on, and include, our estimates as of the date hereof. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future.

ii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock or the notes. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into these materials, before you decide to invest in our common stock or the notes. In this prospectus our fiscal years ended on September 28, 2000, September 27, 2001, September 26, 2002, September 25, 2003, September 30, 2004 and September 29, 2005 are referred to as fiscal 2000, fiscal 2001, fiscal 2002, fiscal 2003, fiscal 2004 and fiscal 2005, respectively. We use a 52 or 53 week fiscal year ending on the last Thursday in September of each year.

The Pantry

We are the leading independently operated convenience store chain in the southeastern United States and the third largest independently operated convenience store chain in the country based on store count. As of September 29, 2005, we operated 1,400 stores in eleven states under select banners including Kangaroo Express®, our primary operating banner, CowboysSM and Golden Gallon®. Our stores offer a broad selection of merchandise, gasoline and ancillary products and services designed to appeal to the convenience needs of our customers. Approximately 90% of our stores are located in Florida, North Carolina, South Carolina, Tennessee, Georgia and Alabama. This geographic concentration allows us to more effectively manage our store network while leveraging our infrastructure, purchasing power and brand identity. Our operating strategy is to continue to improve upon our position as the leading independently operated convenience store chain in the southeastern United States by generating profitable growth through merchandising initiatives, sophisticated management of our gasoline business, leveraging our geographic economies of scale, strong brand name and recently modernized store base, benefiting from the favorable demographics of our markets and continuing to pursue selective acquisition opportunities.

The Pantry is a Delaware corporation founded in North Carolina in 1967. Our principal executive offices are located at 1801 Douglas Drive, Sanford, North Carolina 27330-1410 and our telephone number is (919) 774-6700. Our website is located at www.thepantry.com. Information contained on our website is not a part of this prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Notes Offered	$150.0 million aggregate principal amount of senior subordinated convertible notes due 2012.

Maturity Date	November 15, 2012.

Interest and Payment Dates	3% per year, payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2006.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•     during any calendar quarter beginning after March 31, 2006 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•     during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price for our common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes;

• if specified distributions to holders of our common stock are made, or specified corporate transactions occur;

• if a fundamental change occurs; or

• at any time on or after May 15, 2012 and through the business day preceding the maturity date.

The initial conversion rate is 19.9622 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $50.09 per share of common stock.

Upon conversion, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) the principal amount of the note, or (ii) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

If a holder elects to convert its notes in connection with certain events that constitute a change of control, the holder will be entitled to receive additional change of control shares upon conversion in certain circumstances. See “Description of Notes—Conversion Rights.”

Purchase of Notes at Option of Holders for Cash Upon a Fundamental Change

Upon specified fundamental change events, holders will have the option to require us to purchase for cash all or any portion of the notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.

Guarantees	The payment of the principal, premium and interest on the notes is irrevocably and unconditionally guaranteed on a senior subordinated basis by all of our domestic subsidiaries, other than one subsidiary with no indebtedness and de minimis assets. The guarantees may be released in certain circumstances described herein. See “Description of Notes—Note Guarantees.”

Ranking	The notes and the guarantees are:

• junior in right of payment to all of our and the guarantors’ existing and future senior debt;

• equal in right of payment to all of our and the guarantors’ existing and future senior subordinated debt; and

•     senior in right of payment to any of our and the guarantors’ future subordinated debt.

As of February 13, 2006, The Pantry had approximately $413.4 million of senior indebtedness and approximately $400.4 million of senior subordinated indebtedness. In addition, on a pro forma basis, the guarantors had no indebtedness other than the senior guarantees under The Pantry’s credit facility and the senior subordinated guarantees of our 7.75% senior subordinated notes due 2014.

The terms of the indenture under which the notes are issued do not limit our ability or the ability of our subsidiaries to incur additional debt, including secured debt.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of common stock underlying the notes.

Registration Rights	We have agreed to keep this shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all of the notes and/or the shares of common stock issuable upon conversion of the notes, and (ii) the date when the holders, other than the holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limit provisions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or any successor rule or otherwise. We will be required to pay additional interest, subject to some limitations, to the holders of the notes if we fail to comply with certain of our obligations under the registration rights agreement. See “Description of Notes—Registration Rights.”

DTC Eligibility	The notes have been issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes have been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes—Global Notes; Book-Entry; Form.”

Form and Denomination	The notes have been issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The notes are currently eligible for trading in PORTAL.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol “PTRY.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock or the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (dollars in thousands):

	September 27, 2001	September 26, 2002	September 25, 2003	September 30, 2004	September 29, 2005
Ratio (shortfall) of earnings to fixed charges	$(2,404)	1.03	1.31	1.30	2.28

For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income tax benefit (expense), cumulative effect adjustment and extraordinary item plus fixed charges, and fixed charges consist of interest expense, amortization of deferred financing costs, preferred stock dividends and the portion of rental expense representative of interest (deemed to be one-third of rental expense).

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our common stock or the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes, our 7.75% senior subordinated notes due 2014, or the 7.75% senior subordinated notes, and our other debt.

We have a significant amount of indebtedness. As of February 13, 2006, we had consolidated debt of approximately $813.7 million. As of February 13, 2006, our availability under our revolving credit facility for borrowing was approximately $106.0 million (approximately $46.0 million of which was available for issuance of letters of credit).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes, the 7.75% senior subordinated notes, our senior credit facilities and our leases;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets or renovate our stores; and

•	limit our ability to borrow additional funds in the future.

We are vulnerable to increases in interest rates because the debt under our senior credit facility is at a variable interest rate. Although in the past we have on occasion entered into certain hedging instruments in an effort to manage our interest rate risk, we cannot assure you that we will continue to do so, on favorable terms or at all, in the future.

If we are unable to meet our debt obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

In addition, although the indenture governing the notes does not contain any financial or operating covenants or restrictions on our operations or those of our subsidiaries, the indenture for our 7.75% senior subordinated notes and our senior credit facility, which includes a term loan and a revolving credit facility, contain financial and other restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, which would adversely affect our financial health and could prevent us from fulfilling our obligations under these notes and our other obligations.

We may not be able to pay the cash principal return upon conversion of the notes.

We may not have sufficient cash to pay the cash portion of the conversion consideration upon conversion of the notes. As described under “Description of Notes,” upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon conversion.

We may not have sufficient cash funds to pay the conversion consideration at the time of conversion. In addition, future senior debt may prohibit us from making these cash payments upon conversion of the notes, or may restrict our ability to make such payments by requiring that we satisfy certain covenants relating to the making of restricted payments. In addition, our ability to make payments on the notes, including upon conversion under any circumstance, may be restricted by the subordination provisions of the indenture governing the notes.

If we are unable to pay the conversion consideration, we could seek consent from our lenders to make the payment. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration, in which case we would have an event of default under the indenture governing the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur additional debt. This could further increase the risks associated with our substantial leverage.

We and our subsidiaries will be able to incur additional indebtedness. The terms of the indenture that governs our 7.75% senior subordinated notes permit us to incur additional indebtedness under certain circumstances. The indenture governing the notes does not contain any limit on our ability to incur debt. In addition, our senior credit facility permits us to incur additional indebtedness (assuming certain financial conditions are met at the time) beyond the $150.0 million available under our revolving credit facility. Such additional borrowings under our credit facility would rank senior to the notes offered hereby, the subsidiary guarantees and the 7.75% senior subordinated notes. If we and our subsidiaries incur additional indebtedness, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes offered hereby and the 7.75% senior subordinated notes, and to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility, will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby and the 7.75% senior subordinated notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes offered hereby and the 7.75% senior subordinated notes on or before maturity, sell assets, reduce or delay capital expenditures, seek additional equity financing or seek third-party financing to satisfy such obligations. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, the notes offered hereby and the 7.75% senior subordinated notes, on commercially reasonable terms or at all. Our failure to fund indebtedness obligations at any time could constitute an event of default under the instruments governing such indebtedness, which would likely trigger a cross-default under our other outstanding debt.

If we do not comply with the covenants in our senior credit facility and the indenture for our 7.75% senior subordinated notes or otherwise default under them, we may not have the funds necessary to pay all of our indebtedness that could become due.

Our senior credit facility and the indenture for our 7.75% senior subordinated notes require us to comply with certain covenants. In particular, our senior credit facility prohibits us from incurring any additional indebtedness except in specified circumstances or materially amending the terms of any agreement relating to existing indebtedness without lender approval. In addition, our senior credit facility limits our ability to acquire and dispose of assets, engage in mergers or reorganizations, or make investments. Other restrictive covenants require that we meet fixed charge coverage and total and senior leverage tests as defined in the senior credit facility. A violation of any of these covenants could cause an event of default under the senior credit facility. If we default under that facility because of a covenant breach or otherwise, all outstanding amounts could become immediately due and payable. An acceleration under the senior credit facility would also trigger a cross-default under the indenture governing our 7.75% senior subordinated notes as well as the indenture governing the notes. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts. Any acceleration of amounts due under our senior credit facility or either of our indentures likely would have a material adverse effect on us.

Your right to receive payments on the notes is junior to our senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors’ senior indebtedness and possibly all of their future borrowings.

The notes and the related guarantees rank behind all of our and the subsidiary guarantors’ senior indebtedness including debt outstanding under our senior credit facility, and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization, or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and senior debt of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt, unless the default is cured, the holders of the senior debt waive the default or rescind the acceleration of the indebtedness or we repay the indebtedness in full.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

As of February 13, 2006, the notes and the guarantees were subordinated to approximately $413.4 million of senior indebtedness, and approximately $106.0 million was available under our revolving credit facility (approximately $46.0 million of which was available for issuance of letters of credit). In addition, our senior credit facility permits us to incur additional indebtedness (assuming certain financial conditions are met at the time) beyond the $150.0 million available under our revolving credit facility. We will be permitted to borrow additional indebtedness, including senior debt, in the future under the terms of the indenture for the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or became insolvent by reason of such incurrence; or

•	was engaged or was about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified events, such as a change of control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert notes prior to May 15, 2012 and receive the cash and, if applicable, shares of our common stock issuable upon conversion.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

We may not be able to purchase the notes at the option of the holder upon a fundamental change.

Upon the occurrence of a fundamental change, each holder has the right to require us to purchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest (if any), up to but not including the date of purchase. We may not have enough available cash or be able to obtain third-party financing to satisfy these obligations at the time we are required to make purchases of tendered notes. Additionally, the purchase of any notes is prohibited by our credit agreement, other than with the proceeds of issuances of subordinated debt and equity issued in compliance with the terms of our outstanding indebtedness, and could be prohibited by other debt instruments that we enter into in the future.

If holders were to require us to purchase their notes in the above-mentioned circumstances when we are prohibited from purchasing the notes, we could seek the consent of lenders to purchase the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from purchasing the notes. In addition, we could seek to arrange third-party financing to pay for any amounts due in cash if and when such situations arise, but we cannot assure you that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to purchase notes at a time when the purchase is required by the indenture would constitute an event of default under the indenture, which would likely trigger a cross-default under other outstanding senior debt.

The definition of “fundamental change” for purposes of the indenture does not necessarily afford protection for the holders of the notes in the event of some types of highly leveraged transactions.

We may enter into some types of highly leveraged transactions, including acquisitions, mergers, refinancings, restructurings or other recapitalizations, that would not fall within the definition of a “fundamental change” for purposes of the indenture, although some of these transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of notes. For example, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock consists of publicly traded common stock.

In addition, the definition of “fundamental change” under the indenture includes a phrase relating to the sale or other disposition of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law.

Accordingly, our obligation to repurchase notes as a result of a highly leveraged transaction or a sale or other disposition of less than all of our assets, taken as a whole, may be uncertain. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction. The market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The additional change of control shares that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control.

If you convert notes in connection with a change of control, we may be required to deliver additional shares by increasing the conversion rate. The additional shares are described under “Description of Notes—Additional Change of Control Shares.” While the additional shares are designed to compensate you for the lost option time value of your notes as a result of a change of control, the additional shares are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change of control occurs in some cases described below under “Description of Notes—Additional Change of Control Shares,” there will be no such delivery of additional shares.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You should consider the United States federal income tax consequences of owning the notes.

The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the United States federal income tax consequences of ownership and disposition of the notes is contained in this prospectus under the heading “Certain United States Federal Tax Considerations.”

If a market for the notes is not maintained, the trading price of the notes could decline significantly.

The notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors.

In addition, we have no plans to list the notes on a securities exchange. The notes are eligible for trading on the Nasdaq National Market’s screen-based automated trading system known as PORTAL, “Private Offerings, Resales and Trading through Automated Linkages.” Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to do so. Any market-making activity may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop or be maintained.

Risks Related To Our Common Stock

Future sales of additional shares into the market may depress the market price of our common stock.

If we or our existing stockholders sell shares of our common stock in the public market, including shares issued upon the exercise of outstanding options, or if the market perceives such sales or issuances could occur, the market price of our common stock could decline. As of February 13, 2006, there were 22,611,084 shares of our common stock outstanding; of these shares, 22,356,085 shares are freely tradable (unless held by one of our affiliates). Pursuant to Rule 144 under the Securities Act, during any three-month period our affiliates can resell up to the greater of (a) 1% of our aggregate outstanding common stock or (b) the average weekly trading volume for the four weeks prior to the sale. Sales by our existing stockholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

In addition, we have filed registration statements with the SEC that cover up to 5,100,000 shares issuable pursuant to the exercise of stock options granted and to be granted under our stock option plans. Shares registered on a registration statement may be sold freely at any time after issuance.

Any issuance of shares of our common stock in the future could have a dilutive effect on your investment.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for capital at that time. In other circumstances, we may issue shares of our common stock pursuant to existing agreements or arrangements. For example, upon conversion of the notes being offered hereby, we may, at our option issue shares of our common stock. In addition, if the notes are converted in connection with a change of control, we may be required to deliver additional shares by increasing the conversion rate with respect to such notes. Notwithstanding the requirements to issue additional shares if the notes are converted in a change of control, the maximum conversion rate for notes being offered hereby is 25.4517 per $1,000 principal amount of notes.

Raising funds by issuing securities will dilute the ownership of our existing stockholders. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock. We could choose to issue additional shares for a variety of reasons including for investment or acquisitive purposes. Such issuances may have a dilutive impact on your investment.

The market price for our common stock has been and may in the future be volatile, which could cause the value of your investment to decline.

There currently is a public market for our common stock, but there is no assurance that there will always be such a market. Securities markets worldwide experience significant price and volume fluctuations. This market volatility could significantly affect the market price of our common stock without regard to our operating performance. In addition, the price of our common stock could be subject to wide fluctuations in response to the following factors, among others:

•	A deviation in our results from the expectations of public market analysts and investors;

•	Statements by research analysts about our common stock, our company or our industry;

•	Changes in market valuations of companies in our industry and market evaluations of our industry generally;

•	Additions or departures of key personnel;

•	Actions taken by our competitors;

•	Sales or other issuances of common stock by the company, senior officers or other affiliates; or

•	Other general economic, political or market conditions, many of which are beyond our control.

The market price of our common stock will also be impacted by our quarterly operating results and quarterly comparable store sales growth, which may be expected to fluctuate from quarter to quarter. Factors that may impact our quarterly results and comparable store sales include, among others, general regional and national economic conditions, competition, unexpected costs and changes in pricing, consumer trends, the number of stores we open and/or close during any given period, costs of compliance with corporate governance and the requirements of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and other factors discussed herein. You may not be able to resell shares of our common stock at or above the price you pay.

Our charter includes provisions that may have the effect of preventing or hindering a change in control and adversely affecting the market price of our common stock.

Our certificate of incorporation gives our board of directors the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights and preferences of the preferred stock, without obtaining stockholder approval. The existence of this preferred stock could make it more difficult or discourage an attempt to obtain control of The Pantry by means of a tender offer, merger, proxy contest or otherwise. Furthermore, this preferred stock could be issued with other rights, including economic rights, senior to our common stock, and, therefore, issuance of the preferred stock could have an adverse effect on the market price of our common stock. We have no present plans to issue any shares of our preferred stock.

Other provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to acquire us or hinder a change in management even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

These governance provisions could affect the market price of our common stock. We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or favored by a majority of unaffiliated stockholders. These measures may be adopted without any further vote or action by our stockholders.

Risks Related to Our Industry

The convenience store industry is highly competitive and impacted by new entrants.

The industry and geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found in our stores. We compete with other convenience store chains, gasoline stations, supermarkets, drugstores, discount stores, club stores and mass merchants. In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have impacted the convenience store industry by entering the gasoline retail business. These non-traditional gasoline retailers have obtained a significant share of the motor fuels market and their market share is expected to grow. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry. To remain competitive, we must constantly analyze consumer preferences and competitors’ offerings and prices to ensure we offer a selection of convenience products and services consumers demand at competitive prices. We must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and drive customer traffic to our stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety.

Volatility of wholesale petroleum costs and availability of supply could impact our operating results.

Over the past three fiscal years, our gasoline revenue accounted for approximately 68.0% of total revenues and our gasoline gross profit accounted for approximately 29.7% of total gross profit. Crude oil and domestic wholesale petroleum markets are marked by significant volatility. General political conditions, acts of war or terrorism, and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and wholesale petroleum costs. Significant increases and volatility in wholesale petroleum costs could result in significant increases in the retail price of petroleum products and in lower gasoline gross margin per gallon. Increases in the retail price of petroleum products could impact consumer demand for gasoline. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on our operating results and financial condition. In addition, the supply of gasoline and our wholesale purchase costs could be adversely impacted in the event of shortage, which could result from, among other things, lack of capacity at United States oil refineries, severe weather conditions including hurricanes or the fact that our gasoline contracts do not guarantee an uninterrupted, unlimited supply of gasoline. These factors could materially impact our gasoline gallon volume, gasoline gross profit and overall customer traffic, which in turn would impact our merchandise sales.

Wholesale cost increases of tobacco products could impact our operating results.

Sales of tobacco products have averaged approximately 9.0% of our total revenue over the past three fiscal years and our tobacco gross profit accounted for approximately 14.9% of total gross profit for the same period. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as national and local campaigns to discourage smoking in the United States, may have an adverse effect on unit demand for cigarettes domestically. In general, we attempt to pass price increases on to our customers. However, due to competitive pressures in our markets, we may not be able to do so. These factors could materially impact our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross profit and overall customer traffic.

Changes in consumer behavior, travel and tourism could impact our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and truck traffic and trends in travel, tourism and weather. Changes in economic conditions generally or in the southeastern United States specifically could adversely impact consumer spending patterns and travel and tourism in our markets. Approximately 40% of our stores are located in coastal, resort or tourist destinations. Historically, travel and consumer behavior in such markets is more severely impacted by weak economic conditions. If visitors to resort or tourist locations decline due to economic conditions, changes in consumer preferences, changes in discretionary consumer spending or otherwise, our sales could decline.

Risks Related to Our Business

Unfavorable weather conditions or other trends or developments in the southeastern United States could adversely affect our business.

Substantially all of our stores are located in the southeast region of the United States. Although the southeast region is generally known for its mild weather, the region is susceptible to severe storms including hurricanes, thunderstorms, extended periods of rain, ice storms and heavy snow, all of which we experienced in fiscal 2005. Inclement weather conditions as well as severe storms in the southeast region could damage our facilities or could have a significant impact on consumer behavior, including spending behavior, travel and convenience store traffic patterns as well as our ability to operate our locations. In addition, we typically generate higher revenues and gross margins during warmer weather months in the southeast region, which fall within our third and fourth fiscal quarters. If weather conditions are not favorable during these periods, our operating results and cash flow from operations could be adversely affected. We would also be impacted by regional occurrences in the southeastern United States such as energy shortages or increases in energy prices, fires or other natural disasters.

Inability to identify, acquire and integrate new stores could adversely affect our ability to grow our business.

An important part of our historical growth strategy has been to acquire other convenience stores that complement our existing stores or broaden our geographic presence, such as our acquisition of 53 convenience stores operating under the CowboysSM banner in April 2005. Since 1996, we have successfully completed and integrated more than 50 acquisitions, growing our store base from 379 to 1,400 stores. We expect to continue to selectively review acquisition opportunities as an element of our growth strategy. Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared to our expectations or the expectations of securities analysts. For example:

•	We may not be able to identify suitable acquisition candidates or acquire additional convenience stores on favorable terms. We compete with others to acquire convenience stores. We believe that this competition may increase and could result in decreased availability or increased prices for suitable acquisition candidates. It may be difficult to anticipate the timing and availability of acquisition candidates.

•	During the acquisition process we may fail or be unable to discover some of the liabilities of companies or businesses which we acquire. These liabilities may result from a prior owner’s noncompliance with applicable federal, state or local laws.

•	We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

•	We may fail to successfully integrate or manage acquired convenience stores.

•	Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate.

•	We face the risk that our existing systems, financial controls, information systems, management resources and human resources will need to grow to support significant growth.

We are subject to state and federal environmental and other regulations.

Our business is subject to extensive governmental laws and regulations including, but not limited to, environmental regulations, employment laws and regulations, regulations governing the sale of alcohol and tobacco, minimum wage requirements, working condition requirements, public accessibility requirements, citizenship requirements and other laws and regulations. A violation or change of these laws could have a material adverse effect on our business, financial condition and results of operations.

Under various federal, state and local laws, ordinances and regulations, we may, as the owner or operator of our locations, be liable for the costs of removal or remediation of contamination at these or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although we do not typically arrange for the treatment or disposal of hazardous substances, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as other related costs, including governmental fines, and injuries to persons, property and natural resources.

Compliance with existing and future environmental laws regulating underground storage tanks may require significant capital expenditures and increased operating and maintenance costs. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. We pay tank registration fees and other taxes to state trust funds established in our operating areas and maintain private insurance coverage in Florida and Georgia in support of future remediation obligations.

These state trust funds or other responsible third parties including insurers are expected to pay or reimburse us for remediation expenses less a deductible. To the extent third parties do not pay for remediation as we anticipate, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent on the maintenance and continued solvency of the various funds.

In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations that we may acquire. We cannot assure you that we have identified all environmental liabilities at all of our current and former locations; that material environmental conditions not known to us do not exist; that future laws, ordinances or regulations will not impose material environmental liability on us; or that a material environmental condition does not otherwise exist as to any one or more of our locations. In addition, failure to comply with any environmental laws, ordinances or regulations or an increase in regulations could adversely affect our operating results and financial condition.

State laws regulate the sale of alcohol and tobacco products. A violation or change of these laws could adversely affect our business, financial condition and results of operations because state and local regulatory agencies have the power to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of these products or to seek other remedies. In addition, certain states regulate relationships, including overlapping ownership, among alcohol manufacturers, wholesalers and retailers and may deny or revoke licensure if relationships in violation of the state laws exist. We are not aware of any alcoholic beverage manufacturers or wholesalers having a prohibited relationship with our company.

Any appreciable increase in the statutory minimum wage rate or income or overtime pay or adoption of mandated health benefits would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.

From time to time, regulations are proposed that, if adopted, could also have an adverse effect on our business, financial condition or results of operations.

We depend on one principal supplier for the majority of our merchandise.

We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane Company, Inc., or McLane. We have a contract with McLane until April 2010, but we may not be able to renew the contract upon expiration. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

We depend on two principal suppliers for the majority of our gasoline.

BP® and Citgo® supply approximately 90% of our gasoline purchases. We have contracts with Citgo® until 2010 and BP® until 2009, but we may not be able to renew either contract upon expiration. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

Because we depend on our senior management’s experience and knowledge of our industry, we would be adversely affected if senior management left The Pantry.

We are dependent on the continued efforts of our senior management team, including our President and Chief Executive Officer, Peter J. Sodini. Mr. Sodini’s employment contract terminates in September 2009. If, for any reason, our senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to attract and retain additional qualified senior personnel as needed in the future. In addition, we do not maintain key personnel life insurance on our senior executives and other key employees. We also rely on our ability to recruit store managers, regional managers and other store personnel. If we fail to continue to attract these individuals, our operating results may be adversely affected.

Litigation and publicity concerning food quality, health and other issues could result in significant liabilities or litigation costs and cause consumers to avoid our convenience stores.

Convenience store businesses and other food service operators can be adversely affected by litigation and complaints from customers or government agencies resulting from food quality, illness or other health or environmental concerns or operating issues stemming from one or more locations. We are also subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims or claims alleging violations of state and federal law regarding workplace and employment matters, discrimination and similar matters. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing gasoline, merchandise or food service at one or more of our convenience stores. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs regardless of results, and may divert time and money away from our operations and hurt our performance.

Pending SEC matters could adversely affect us.

On July 28, 2005, we announced that we would restate earnings for the period from fiscal 2000 to fiscal 2005 arising from sale-leaseback accounting for certain transactions. In connection with our decision to restate, we filed a Form 8-K on July 28, 2005. The SEC issued a comment letter to us in connection with the Form 8-K and we responded to the comments. In September 2005, we received from the SEC a request that we voluntarily provide certain information to the SEC Staff in connection with our sale-leaseback accounting and our decision to restate our financial statements with respect to it. The request is part of an informal investigation, which the SEC has said is a fact-finding inquiry that does not mean that the SEC has concluded that we have broken any law or that the SEC has a negative opinion of any person, entity or security. We have cooperated with the SEC’s informal request. We are unable to predict whether this request will continue or result in any adverse action.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. Sarbanes-Oxley, as well as related new rules and regulations implemented by the SEC, the Nasdaq National Market and the Public Company Accounting Oversight Board, have required changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of Sarbanes-Oxley, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. These laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance, which could result in continuing uncertainty regarding compliance matters. The costs of compliance with these laws, rules and regulations have adversely affected our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations or the trading price of our stock.

We have in the past discovered, and may in the future discover, areas of our internal control over financial reporting that need improvement. For example, during management’s fiscal 2005 Sarbanes-Oxley Section 404 assessment, two material weaknesses in internal control over financial reporting were identified (described in our Annual Report on Form 10-K for the year ended September 29, 2005). These material weaknesses result in a more than remote risk that a material misstatement of our annual or interim financial statements would not be prevented or detected.

We have devoted significant resources to remediate our deficiencies and improve our internal control over financial reporting. Although we believe that these efforts have strengthened our internal control over financial reporting and addressed the concerns that gave rise to the material weaknesses in fiscal 2005, we are continuing to work to improve our internal control over financial reporting. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of common stock underlying the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (dollars in thousands):

	September 27, 2001	September 26, 2002	September 25, 2003	September 30, 2004	September 29, 2005
Ratio (shortfall) of earnings to fixed charges	$(2,404)	1.03	1.31	1.30	2.28

For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income tax benefit (expense), cumulative effect adjustment and extraordinary item plus fixed charges, and fixed charges consist of interest expense, amortization of deferred financing costs, preferred stock dividends and the portion of rental expense representative of interest (deemed to be one-third of rental expense).

DESCRIPTION OF OTHER INDEBTEDNESS

Description Of Our Existing Senior Credit Facility

Our existing senior credit facility, with a syndicate of financial institutions, including Wachovia Bank, National Association, as administrative agent, Wachovia Capital Markets, LLC as sole lead arranger and sole book-runner, provides for aggregate borrowing of up to $355.0 million consisting of a six-year $150.0 million revolving credit facility and a six-year $205.0 million term loan.

The borrowings under our term loan were used to refinance our credit facilities in existence at December 2005 and pay related fees, expenses and prepayment penalties and to the extent of any excess, for general corporate purposes. Our revolving credit facility will be used for our working capital and general corporate requirements.

Our senior credit facility is fully and unconditionally guaranteed by our existing and future, direct and indirect, domestic subsidiaries, other than one subsidiary with no indebtedness and de minimus assets. Our senior credit facility is secured by (1) a first priority pledge of the capital stock of each of our existing and subsequently acquired or organized direct or indirect subsidiaries and (2) first priority security interests in all of our and our subsidiaries’ tangible and intangible assets, in each case, other than one subsidiary with no indebtedness and de minimus assets.

Our borrowings under each of the term loan and revolving credit facility bear interest, at our option, at either the base rate (generally the applicable prime lending rate of Wachovia Bank, as announced from time to time) plus 0.50% or LIBOR plus 1.75%. If our total leverage ratio is less than 3.0 to 1.0, the applicable margins on the borrowings under the revolving credit loan will each be decreased by 0.25%. In addition, we are required to pay quarterly a fee of 0.50% on the average daily unused portion of the revolving credit facility, and if our total leverage ratio is less than 3.0 to 1.0, this fee will be decreased by 0.125%.

We are permitted to voluntarily prepay principal amounts outstanding or reduce commitments under our senior credit facility at any time, in whole or in part, without premium or penalty, upon the giving of proper notice. We may elect how the optional prepayments are applied. In addition, subject to certain exceptions, we are required to prepay outstanding amounts under our senior credit facility with:

•	the net proceeds of insurance not applied toward the repair of damaged properties within 360 days following receipt of the insurance proceeds;

•	the net proceeds from asset sales other than in the ordinary course of business that are not reinvested within 270 days following the closing of the sale;

•	50% of the net proceeds from the issuance of any unsecured subordinated debt, subject to certain exceptions;

•	the net proceeds from the issuance of any other debt, subject to certain exceptions;

•	50% of the net proceeds from the issuance of any equity, subject to certain exceptions; and

•	50% of annual excess cash flow to the extent the total leverage ratio is greater than 3.5 to 1.0 at the end of our fiscal year.

All mandatory prepayments will be applied pro rata first to the term loan and second to the revolving credit facility and, after all amounts under the revolving credit facility have been repaid, to a collateral account with respect to outstanding letters of credit.

Our senior credit facility contains customary affirmative and negative covenants for financings of its type (subject to customary exceptions). The financial covenants include:

•	maximum total leverage ratio;

•	maximum senior leverage ratio; and

•	minimum fixed charge coverage ratio.

Other covenants, among other things, limit our ability to:

•	incur liens or other encumbrances;

•	change our line of business;

•	enter into mergers, consolidations and similar combinations;

•	sell or dispose of assets other than in the ordinary course of business;

•	enter into joint ventures, acquisitions and other investments;

•	enter into transactions with affiliates;

•	pay dividends;

•	change our fiscal year; and

•	change our organizational documents.

Our senior credit facility contains customary events of default including, but not limited to:

•	failure to make payments when due;

•	breaches of representations and warranties;

•	breaches of covenants;

•	defaults under other indebtedness;

•	bankruptcy or insolvency;

•	judgments in excess of specified amounts;

•	ERISA events;

•	a change of control (as such term is defined in our senior credit facility); and

•	invalidity of the guaranty or other documents governing the senior credit facility.

Description of Senior Subordinated Notes Due 2014

In February 2004, we sold $250.0 million of 7.75% senior subordinated notes due February 15, 2014. Interest on the 7.75% senior subordinated notes is due on February 15 and August 15 of each year. Proceeds from the sale of the 7.75% senior subordinated notes were used to redeem $200.0 million in outstanding 10 1/4% senior subordinated notes, including a $6.8 million call premium, pay principal of approximately $28.0 million on our then-existing senior credit facility and pay related financing costs. We incurred debt extinguishment charges of $10.7 million, which consisted of the $6.8 million call premium and $3.9 million of unamortized deferred financing costs. We incurred approximately $6.6 million in costs associated with the 7.75% senior subordinated notes, which were deferred and will be amortized over the life of the 7.75% senior subordinated notes.

Our 7.75% senior subordinated notes contain covenants that, among other things and subject to various exceptions, restrict our ability and any restricted subsidiary’s ability to:

•	pay dividends, make distributions or repurchase stock;

•	issue stock of subsidiaries;

•	make investments in non-affiliated entities;

•	incur liens to secure debt which is equal to or subordinate in right of payment to the 7.75% senior subordinated notes, unless the notes are secured on an equal and ratable basis (or senior basis) with the obligations so secured;

•	enter into transactions with affiliates; or

•	engage in mergers, consolidations or sales of all or substantially all of our properties or assets.

We can incur debt under the 7.75% senior subordinated notes if the ratio of our pro forma EBITDA to fixed charges, after giving effect to such incurrence, is at least 2.0 to 1.0. Even if we do not meet this ratio we can incur:

•	debt under our senior credit facility;

•	capital leases or purchase money debt in amounts not to exceed the greater of $35.0 million in the aggregate and 10% of our tangible assets at the time of incurrence;

•	intercompany debt;

•	debt existing on the date the 7.75% senior subordinated notes were issued;

•	up to $25.0 million in any type of debt;

•	debt related to insurance and similar obligations arising in the ordinary course of business; or

•	debt related to guarantees, earn-outs, or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of property or assets.

The 7.75% senior subordinated notes also place conditions on the terms of asset sales or transfers and require us either to reinvest the cash proceeds of an asset sale or transfer, or, if we do not reinvest those proceeds, to pay down our senior credit facility or other senior debt or to offer to redeem our 7.75% senior subordinated notes with any asset sale proceeds not so used. In addition, upon the occurrence of a change of control, we will be required to offer to purchase all of the outstanding 7.75% senior subordinated notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of redemption. Under the indenture governing the 7.75% senior subordinated notes, a change of control is deemed to occur if (a) any person, other than certain “permitted holders” (defined as our former largest stockholder or any member of the senior management of our company), becomes the beneficial owner of more than 50% of the voting power of our common stock, (b) any person, or group of persons acting together, other than a permitted holder, becomes the beneficial owner of more than 35% of the voting power of our common stock and the permitted holders own a lesser percentage than such other person, or (c) the first day on which a majority of the members of our board of directors are not “continuing directors” (as defined in the indenture). At any time prior to February 15, 2007, we may redeem on any one or more occasions up to 35% of the aggregate principal amount of the 7.75% senior subordinated notes with the net cash proceeds of one or more public equity offerings at a redemption price that is currently 107.75% of the principal amount thereof, plus accrued and unpaid interest. Except in this circumstance, the 7.75% senior subordinated notes are not redeemable at our option prior to February 15, 2009. On or after February 15, 2009, we may redeem the 7.75% senior subordinated notes in whole or in part at a redemption price that is 103.875% and decreases to 102.583% after February 15, 2010, 101.292% after February 15, 2011 and 100.0% after February 15, 2012.

DESCRIPTION OF NOTES

We issued the notes under an indenture, dated as of November 22, 2005, among The Pantry, Inc., as issuer, the Guarantors named therein, and Wachovia Bank, National Association, as trustee. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Pantry” refer only to The Pantry, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the notes and the note guarantees, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes and note guarantees, is available upon request to us.

General

The notes are limited to $150,000,000 aggregate principal amount. The notes will mature on November 15, 2012. The notes have been issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes are general unsecured obligations of The Pantry. They are subordinated in right of payment to all existing and future Senior Debt of The Pantry and pari passu in right of payment with all existing and any future senior subordinated Indebtedness of The Pantry. In addition, the notes are unconditionally guaranteed by the Guarantors on a senior subordinated basis.

The notes bear cash interest at the rate of 3% per year. Interest on the notes will accrue from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2006, to holders of record at the close of business on the May 1 or the November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, November 22, 2005) through the day before the applicable interest payment date (or purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar is currently the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Subordination

The payment of principal, interest and premium and additional interest, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of The Pantry, including Senior Debt incurred after the date of the indenture. The indenture does not contain any limitation on the ability of The Pantry to incur additional Indebtedness, including additional Senior Debt or senior subordinated Indebtedness.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Discharge of the Indenture”), in the event of any distribution to creditors of The Pantry:

(1)	in a liquidation or dissolution of The Pantry;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to The Pantry or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of The Pantry’s assets and liabilities.

Neither The Pantry nor any Guarantor may make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Discharge of the Indenture”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Designated Senior Debt; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from The Pantry or the holders of any Designated Senior Debt.

Payments on the notes may and will be resumed:

(1)	in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and additional interest, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Discharge of the Indenture”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Pantry must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

The obligations of each Guarantor under its Guarantee is subordinated to the Senior Debt of such Guarantor on the same basis as the notes are subordinated to our Senior Debt.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of The Pantry or any of the Guarantors, holders of notes may recover less ratably than creditors of The Pantry or any Guarantor who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of The Pantry or any Guarantor. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Your right to receive payments on the notes is junior to our senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors’ senior indebtedness and possibly all of their future borrowings.”

As of February 13, 2006, The Pantry had total Senior Debt of approximately $413.4 million and total senior subordinated Indebtedness of approximately $400.4 million (including the notes), the Guarantors had no Indebtedness outstanding other than their guarantees of the Senior Debt and the senior subordinated Indebtedness, and The Pantry had one non-Guarantor subsidiary, which had no indebtedness and de minimis assets.

Note Guarantees

Each of The Pantry’s current and future Domestic Subsidiaries, other than one subsidiary with no indebtedness and de minimis assets, has jointly and severally guaranteed the notes on a senior subordinated basis. Each note guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor and pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor. The indenture does not contain any limitations on the ability of any Guarantor to incur additional Indebtedness, including Senior Debt or senior subordinated Indebtedness.

The obligations of each Guarantor under its note guarantee are limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

If The Pantry or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

The note guarantee of a Guarantor will be released at such time as (1) the Guarantor does not guarantee any other Indebtedness of the Pantry or any of its Domestic Subsidiaries and does not have any Indebtedness or (2) the Guarantor is consolidated with or merged into The Pantry or another Guarantor. After a note guarantee is released because the Guarantor does not guarantee any other Indebtedness and has not incurred any Indebtedness, the note guarantee will be reinstated at such time as the Guarantor guarantees any other Indebtedness of The Pantry or any of its Domestic Subsidiaries or incurs any Indebtedness.

Notwithstanding the foregoing, the note guarantee of any Domestic Subsidiary will not be required, and, if already created, will be released if such Domestic Subsidiary is designated an “unrestricted subsidiary” under the terms of any of The Pantry’s Indebtedness and such Domestic Subsidiary no longer guarantees any Indebtedness of The Pantry. The note guarantee of such Domestic Subsidiary will be required or reinstated if such Domestic Subsidiary is no longer an “unrestricted subsidiary” or guarantees any Indebtedness of the Company or any of its Domestic Subsidiaries.

As of the date of the indenture, The Pantry had three subsidiaries. Two of the subsidiaries issued guarantees of the notes. These two Guarantors are also guarantors under The Pantry’s existing Credit Agreement and guarantee the 7.75% senior subordinated notes. The Pantry’s third subsidiary has no indebtedness and de minimis assets and does not guarantee the notes, the Credit Agreement or the 7.75% senior subordinated notes.

In the future, subsidiaries that are not Domestic Subsidiaries, or whose guarantees are released in accordance with the preceding paragraphs, will not be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries would pay the holders of their debt and their trade creditors before they would be able to distribute any of their assets to The Pantry.

Conversion Rights

Holders may convert their notes prior to maturity based on an initial conversion rate of 19.9622 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $50.09 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Rather than receiving shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the product of (1) the conversion rate in effect on the conversion date and (2) the average of the closing prices of our common stock for each of the ten consecutive trading days of the conversion reference period, as defined below; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) of this paragraph will be the cash price per share received by holders of our common stock in such change of control.

The “conversion reference period” means:

•	for notes that are converted during the period beginning on the 30th day prior to the maturity date of the notes, the 10 consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the 10 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(closing price on such trading day x conversion rate in effect on the conversion date*) - $1,000 closing price on such trading day x 10

*appropriately adjusted to take into account the occurrence on such trading day of any event which would require an anti-dilution adjustment

A “trading day” is any day on which the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is listed on the New York Stock Exchange, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of our common stock for such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the current market value of the fractional shares, determined by multiplying the closing price of the common stock on the conversion date by such fractional shares and rounding to the nearest whole cent. As used in this Description of Notes, all references to our common stock are to our common stock, par value $.01 per share. See “Description of Capital Stock” below.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the conversion consideration upon conversion of the notes. As described above, upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes as described above. This payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon conversion. We may not have sufficient cash funds to pay the conversion consideration at the time of conversion. In addition, future senior debt may prohibit us from making those payments, or may restrict our ability to do so by requiring that we satisfy certain covenants relating to the making of restricted payments. In addition, our ability to make payments on the notes, including upon conversion under any circumstance, may be restricted by the subordination provisions of the indenture governing the notes. If we are unable to pay the conversion consideration, we could seek consent from our lenders to make the payment. If we are unable to obtain their consent, we could attempt to refinance their debt. If we are unable to obtain a consent or refinance the debt, we could be prohibited from paying the cash portion of the conversion consideration, in which case we would have an event of default under the indenture governing the notes.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after March 31, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate.

The conversion trigger price immediately following issuance of the notes was $60.11, which is 120% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2006 (through the calendar quarter ending March 31, 2012) whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may also surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of notes (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of the notes.

In connection with any conversion upon satisfaction of the trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Upon Occurrence of Specified Corporate Transactions

Conversions Upon Certain Distributions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15.0% of the closing price of our common stock on the day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon specified corporate transactions if the holder will otherwise participate in such distribution.

Conversions Upon Specified Events

If we are party to any transaction or event (including any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that we announce that such transaction will not take place (or, if such transaction also constitutes a fundamental change, during the period beginning 10 trading days prior to the anticipated effective date of the fundamental change through the trading day prior to the fundamental change purchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).

If we are party to any transaction or event (including any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, from and after the effective date of such transaction or event, the amount of cash, securities and other property issuable upon conversion of a note will be based on the kind and amount of cash, securities or other property of The Pantry or another person that the holder would have received had the holder converted its note immediately prior to the transaction.

If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “—Purchase of the Notes at Option of Holders for Cash Upon a Fundamental Change.” In addition, if a transaction described in the first, second or fourth bullets of the definition of “change of control” occurs, we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “—Additional Change of Control Shares.”

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon Occurrence of a Fundamental Change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Purchase of the Notes at Option of Holders for Cash Upon a Fundamental Change,” that we know or reasonably should know will occur (a “fundamental change conversion notice”). If we do not know, or should not reasonably know, that a fundamental change will occur until the date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date. Our delivery of the fundamental change conversion notice will satisfy our obligation to deliver a “fundamental change purchase notice” if it contains all the information that would otherwise be required in a fundamental change purchase notice.

Conversion After May 15, 2012

Notwithstanding anything herein to the contrary, holders may surrender notes for conversion at any time on or after May 15, 2012 and until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving shares of our common stock (and any cash in lieu thereof), upon surrendering notes for conversion, see “Certain United States Federal Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1)	the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2)	subdivisions and combinations of our common stock;

(3)	the issuance to all holders of our common stock of rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4)	the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration or pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash;

(5)	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6)	payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholders rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	Any recapitalization, reclassification or change of our common stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination,

•	A consolidation, merger or binding share exchange of our company with another Person, or

•	A sale, conveyance or lease to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive additional change of control shares if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other appropriate notice, and by providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of the business combination.

The indenture permits us to increase the conversion rate, to the extent permitted by law and subject to stockholder approval requirements, if any, of any relevant national securities exchange or automated dealer quotation system, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Certain United States Federal Tax Considerations.”

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 25.4517 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Additional Change of Control Shares

If a transaction described in the first, second or fourth bullet of the definition of change of control (as set forth under “—Purchase of the Notes at Option of Holders for Cash Upon a Fundamental Change”) occurs and a holder elects to convert its notes in connection with such transaction, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional change of control shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a change of control transaction if the notice of conversion of the notes is received by the conversion agent from and including the date that is 10 trading days prior to the anticipated effective date of the change of control up to and including the trading day prior to the purchase date as described under “—Purchase of the Notes at Option of Holders for Cash Upon a Fundamental Change.”

The number of additional change of control shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the 10 consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional change of control shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Procedures.”

The following table sets forth the stock price and number of additional change of control shares of our common stock to be received per $1,000 principal amount of notes:

	Effective Date
Stock Price on Effective Date	11/22/05	11/15/06	11/15/07	11/15/08	11/15/09	11/15/10	11/15/11	11/15/12
$39.29	5.48	5.48	5.48	5.48	5.48	5.48	5.48	0.00
$45.00	4.39	4.14	3.88	3.60	3.29	2.95	2.55	0.00
$50.00	3.73	3.47	3.17	2.85	2.48	2.05	1.48	0.00
$55.00	3.31	2.98	2.75	2.35	1.96	1.51	0.92	0.00
$60.00	2.88	2.62	2.32	2.00	1.62	1.18	0.64	0.00
$70.00	2.37	2.13	1.86	1.56	1.22	0.85	0.43	0.00
$80.00	2.02	1.81	1.56	1.31	1.02	0.70	0.36	0.00
$90.00	1.77	1.59	1.37	1.14	0.89	0.61	0.31	0.00
$100.00	1.59	1.42	1.23	1.02	0.79	0.55	0.28	0.00
$120.00	1.32	1.18	1.02	0.84	0.66	0.46	0.23	0.00

The exact stock prices and effective dates may not be set forth in the table, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional change of control shares will be determined by straight-line interpolation between the number of additional change of control shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $120 per share of our common stock (subject to adjustment), no additional change of control shares will be issued upon conversion; and

•	If the stock price is less than $39.29 per share of our common stock (subject to adjustment), no additional change of control shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 25.4517 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Procedures.”

Our obligation to deliver the additional change of control shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Purchase of the Notes at Option of Holders for Cash Upon a Fundamental Change

In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion of those notes with principal amount equal to $1,000 or an integral multiple of $1,000, on the date, which we refer to as the “fundamental change purchase date,” that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to the purchase date. If such purchase date is after a record date but on prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 30 days after we know or reasonably should know of the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right (“fundamental change purchase notice”). We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice upon a fundamental change by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest and additional interest, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the total outstanding voting stock of The Pantry other than an acquisition by The Pantry, any of its subsidiaries or any of its employee benefit plans;

•	we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than:

(1)	any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

(2)	any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	the first day on which a majority of the members of the board of directors of The Pantry are not Continuing Directors; or

•	we approve a plan of liquidation or dissolution.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13 (d) (3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the purchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in clause (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

We may be unable to purchase the notes as required under the indenture. We may not have enough funds to pay the purchase price for all tendered notes. Moreover, future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances, or expressly prohibit our purchase of the notes or provide that a purchase constitutes an event of default under that agreement. If a purchase obligation arises at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness.

No Layering of Indebtedness

The Pantry will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of The Pantry and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s note guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or any fundamental change purchase price, including any additional change of control shares, due with respect to the notes, when the same becomes due and payable, whether at the final maturity date, upon purchase, acceleration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

•	default in payment of any interest (including additional interest) under the notes, which default continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure or the failure of any Guarantor to comply with any of the other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by The Pantry or any of the Guarantors (or the payment of which is guaranteed by The Pantry or any of its subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay at final Stated Maturity principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its final Stated Maturity,

and in each case the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

•	except as permitted by the indenture, any note guarantee of a significant subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under the note guarantee; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any Guarantor which is a Significant Subsidiary.

If an event of default occurs and is continuing and if it is actually known to the trustee, the trustee is required to mail to each holder of notes notice of all uncured events of default known to it within 90 days after it occurs or, if later, within 15 days after it becomes known to the trustee. However, the trustee may withhold the notice for a period of 30 days so long as the trustee in good faith determines that withholding notice is in the interests of the holders, except in the case of an event of default in payment of the principal of, or premium, if any, or interest on any note when due or in the payment of any purchase obligation, or The Pantry’s failure to convert notes when obligated to convert them.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Subject to the provisions of the indenture relating to the obligations of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

The Pantry is required to deliver to the trustee, within 120 days after the end of each fiscal year (beginning with the fiscal year ending September 28, 2006), an officers’ certificate as to the signer’s knowledge of The Pantry’s compliance with all conditions and covenants on its part contained in the indenture and stating whether or not the signer knows of any event of default. If the signer knows of such an event of default, the officer’s certificate must describe the event of default and the efforts to remedy the same.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of the properties and assets of The Pantry and its subsidiaries taken as a whole, unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change of control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee, The Pantry and the Guarantors may amend the indenture, the notes and/or the note guarantees with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment of any installment of interest on, or any additional interest with respect to, the note;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price (including any additional change of control shares) payable with respect to the note, or the amount of any additional interest payable with respect to the note;

•	make any change that adversely affects the rights of a holder of notes to convert any of the notes;

•	make any change that adversely affects the right to require us to purchase the note at the option of holders in any material respect;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	release any Guarantor from any of its obligations under its note guarantee or the indenture, except upon the consolidation of such Guarantor with, or the merger of such Guarantor into, The Pantry or another Guarantor, or otherwise in accordance with the terms of the indenture; or

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiving any past defaults.

Without the consent of any holder of notes, the trustee, The Pantry and the Guarantors may amend the indenture:

•	to evidence a successor to The Pantry or any Guarantor and the assumption by that successor of The Pantry’s or such Guarantor’s obligations under the indenture, the notes and the note guarantees;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes or to add a guarantor of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of The Pantry’s property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to increase the conversion rate, provided that the increase will not adversely affect the interests of holders;

•	to cure any ambiguity or inconsistency in the indenture or correct or supplement any defective provision in the indenture;

•	to allow any Guarantor to execute a supplemental indenture and/or a note guarantee with respect to the notes; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing (or causing a Guarantor to deposit) with the trustee, the paying agent or the conversion agent, if applicable, in trust for the benefit of the holders, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and using commercially reasonable standards and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture, the notes and the note guarantees are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wachovia Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the indenture for the notes. In addition, Wachovia Bank, National Association acts as administrative agent and lender and Wachovia Capital Markets, LLC acted as sole lead arranger and sole book-runner on our existing senior credit facility. Wachovia Bank, National Association also acts as trustee for our 7.75% Senior Subordinated Notes due 2014.

Global Notes; Book-Entry; Form

We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We understand that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchasers. Ownership of beneficial interests in the global security are and will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is and will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) of the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

At our expense, we have filed this shelf registration statement covering resales by holders of all notes and the common stock issuable upon conversion of the notes.

In accordance with the terms of the registration rights agreement, upon receipt of any completed securityholder questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will use our reasonable best efforts to file within 20 business days, such amendments to this shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below; provided that we will not be required to file a post-effective amendment more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to this shelf registration statement.

We are permitted to suspend the use of the prospectus that is part of this shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

•	the registration statement has not been filed with the SEC on or before the 90th calendar day following the earliest date of original issuance of any note;

•	the registration statement has not become effective within 210 days after the earliest date of original issuance of any note;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted. Except as otherwise noted, all references in this prospectus to the payment of interest on the notes include the payment of additional interest, if applicable.

This summary of registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement that was entered into in connection with the initial offering of the notes.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests; and

(4)	any and all shares, interests, rights to purchase, warrants, options, participations, rights or other equivalents of or interests in (however designated) equity of each Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of The Pantry who (1) was a member of such board of directors on the date of the indenture for the notes or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, as amended, dated as of March 12, 2004, by and among The Pantry and inter alia Wachovia Bank, National Association, as Administrative Agent, providing for revolving credit and term loan borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified (in whole or in part, and without limitation as to amount, terms, covenants or other conditions), renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time whether (in whole or in part) with the same or other lenders.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or financings, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified (in whole or in part, and without limitation as to amount, terms, covenants or other conditions), renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time whether (in whole or in part) with the same or other lenders.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Debt permitted under the indenture the principal amount of which is $10.0 million or more and that has been designated by The Pantry as “Designated Senior Debt.”

“Domestic Subsidiary” means any Subsidiary of The Pantry that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	The Pantry’s current Domestic Subsidiaries required to execute Note Guarantees in accordance with the provisions of the indenture; and

(2)	any other subsidiary that executes a note guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the note guarantee of such entity has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), without duplication, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price (other than trade payables incurred in the ordinary course of business) of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, to the extent, as applicable, of the amount of Indebtedness covered by such Guarantee, or the fair market value of the asset or assets subject to such Lien.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Junior Securities” means:

(1)	Capital Stock of The Pantry or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt under the indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Senior Debt” means:

(1)	all Indebtedness of The Pantry or any Guarantor outstanding under Credit Facilities, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any note guarantee and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of The Pantry or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by The Pantry or any of its Restricted Subsidiaries;

(2)	any intercompany Indebtedness of The Pantry to any of its Restricted Subsidiaries;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of this Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Of the 50,000,000 shares of common stock authorized, 22,611,084 shares were outstanding as of February 13, 2006, 3,632,765 shares have been reserved for issuance pursuant to our stock option plans and 23,664 shares have been reserved for issuance pursuant to our 1998 stock subscription plan.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of The Pantry, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock or any class or series of stock ranking prior to the common stock. There are no preemptive rights or redemption or sinking fund provisions applicable to the shares of common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Presently, there are no shares of preferred stock outstanding, and we have no plans to issue any shares of preferred stock. However, the board of directors has the authority, without further action by the stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights and the qualifications or restrictions thereof. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of The Pantry.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain the following provisions which may have the effect of preventing or hindering an unsolicited acquisition or delaying removal of incumbent directors and officers:

•	Preferred Stock. As noted above, our board of directors has the authority to issue preferred stock with rights or preferences that could impede the success of any attempt to change control of The Pantry.

•	Action by Written Consent. Stockholders of The Pantry may not act by written consent unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by our board of directors.

•	Special Meetings. Special meetings of stockholders may only be called by the board of directors, the Chairman of the Board or the President of The Pantry.

•	Advance Notification. Advance notice is required in the bylaws with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by the board of directors or a committee thereof.

•	Vacancies. Newly created directorships and vacancies in board seats may be filled only by the board of directors prior to an annual meeting of stockholders.

•	Amendments. Amendments to the provisions described above, except for the provisions described under “Preferred Stock,” and to our bylaws require approval of holders of at least 66% of the outstanding shares.

Our certificate of incorporation provides that we are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•	on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of the corporation’s voting stock; or

•	is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wachovia Bank, National Association.

Listing

Our common stock is traded on the Nasdaq National Market under the symbol “PTRY.”

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

General

The following is a summary of certain material United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of the notes and our common stock received upon conversion of the notes. This discussion is based on provisions of the Internal Revenue Code of 1986, which we refer to as the Code, applicable Treasury Regulations and judicial and administrative rulings and decisions, all as in effect or in existence as of the date of this prospectus. Legislative, judicial or administrative changes could alter or modify the statements and conclusions in this discussion. Any legislative, judicial or administrative changes or new interpretations may be retroactive and could affect the tax consequences to beneficial owners of the notes or our common stock received upon conversion of the notes. In addition, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of the notes or our common stock received upon conversion of the notes. Thus, we cannot assure you that the IRS would not successfully challenge one or more of the tax consequences or matters described here.

This discussion applies only to beneficial owners of the notes and our common stock received upon conversion of the notes who acquire the notes for cash at a purchase price equal to the “issue price” of the notes within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash), and hold the notes and our common stock received upon conversion of the notes as capital assets. This discussion does not address all of the tax consequences relevant to a particular beneficial owner of the notes or our common stock in light of that beneficial owner’s circumstances, and some beneficial owners may be subject to special tax rules and limitations not discussed below (e.g., banks and financial institutions, insurance companies, tax-exempt organizations, nonresident aliens subject to tax on expatriates under Section 877 of the Code, “controlled foreign corporations,” “passive foreign investment companies,” broker-dealers, securities traders who elect to mark their securities holdings to market, United States holders (as defined below) whose functional currency is not the United States dollar and persons who hold the notes or our common stock as part of a hedge, straddle, “synthetic security,” or other integrated investment, risk reduction, conversion or constructive sale transaction). This discussion does not address any tax consequences under state, local or non-United States tax laws. Consequently, prospective investors are urged to consult their tax advisors to determine the United States federal, state, local and non-United States income, estate and any other tax consequences of the acquisition, ownership and disposition of the notes and our common stock received upon conversion of the notes, including the application of any applicable tax treaties.

The tax consequences to a partner in a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) that owns the notes or our common stock depend in part on the status of the partner and the activities of the partnership. Such persons should consult their tax advisors regarding the consequences of any possible acquisition, ownership or disposition of the notes and our common stock received upon conversion of the notes.

We use the term “United States holder” to mean a beneficial owner of the notes or our common stock received upon conversion of the notes that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States, as determined for United States federal income tax purposes;

•	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in the United States, or under the laws of the United States or of any state (including the District of Columbia);

•	an estate the income of which is subject to United States federal income tax, regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

A non-United States holder is a beneficial owner of the notes or our common stock received upon conversion of the notes that is neither a United States holder nor a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes).

PURSUANT TO UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS DISCUSSION IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US AND THE INITIAL PURCHASERS OF THE NOTES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

Payments of Interest

If you are a United States holder, payments of stated interest on the notes generally will be taxable to you as ordinary income at the time you receive or accrue such interest, in accordance with your method of accounting for United States federal income tax purposes. In the event of a “registration default,” as described under “Description of Notes—Registration Rights,” we may be obligated to pay additional interest on the notes. According to Treasury Regulations, the possibility that any such additional interest payments will be made will not affect the timing, amount or character of income you will recognize with respect to the notes if there is only a remote chance as of the date the notes were issued that such payments will be made.

We believe that the likelihood that we will be obligated to make any such additional interest payments on the notes is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of any notes. However, if these amounts are in fact paid, you will be required to recognize such amounts as ordinary income when you receive or accrue such amounts in accordance with your method of accounting for United States federal income tax purposes. Our determination that this contingency is remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note before the resolution of the contingency.

Conversion of Notes

A United States holder that converts a note solely into cash will recognize gain or loss determined in the same manner as if the United States holder had disposed of the note in a taxable disposition (as described below under “Sale or Exchange of Notes or Common Stock Received upon Conversion of Notes”). The United States federal income tax treatment of a United States holder’s conversion of a note into a combination of our common stock and cash is uncertain. United States holders should consult their own tax advisors to determine the correct treatment of such conversion.

Possible treatment as a recapitalization. The conversion of a note into a combination of our common stock and cash may be treated in its entirety as a recapitalization for United States federal income tax purposes, in which case a United States holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a United States holder than if the conversion were treated as part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a United States holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (excluding any cash received in lieu of a fractional share of our common stock and any cash that is attributable to accrued and unpaid interest) and the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the United States holder’s adjusted tax basis in the note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received that is attributable to accrued and unpaid interest). With respect to cash received in lieu of a fractional share of our common stock, the United States holder would be treated as if the fractional share had been issued and received and then redeemed for cash (and would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the United States holder’s tax basis in the fractional share determined as described below). The United States holder would have an aggregate tax basis in our common stock received in the conversion (treating a fractional share of our common stock as received for this purpose and excluding any of our common stock received that is attributable to accrued and unpaid interest) equal to United States holder’s adjusted tax basis of the note converted, decreased by the aggregate amount of cash received upon conversion (other than any cash received in lieu of a fractional share and any cash that is attributable to accrued and unpaid interest) and increased by the aggregate amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share). The holding period for such common stock received by the United States holder (other than such common stock that is attributable to accrued and unpaid interest) would include the period during which the United States holder held the note. Gain or loss recognized generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is schedule to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. The deductibility of capital losses is subject to certain limitations under the Code.

Possible treatment as part conversion and part redemption. The conversion of a note into a combination of our common stock and cash may instead be treated for United States federal income tax purposes as in part a conversion into our common stock and in part a payment in redemption of a portion of the note. In that event, a United States holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into our common stock, except with respect to any cash received in lieu of a fractional share of our common stock and any of our common stock received that is attributable accrued and unpaid interest not previously included in gross income (as discussed below). If a United States holder receives cash in lieu of a fractional share of our common stock, such United States holder would be treated as if the fractional share had been issued and received and then redeemed for cash. Accordingly, such United States holder generally would recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the United States holder’s tax basis in the fractional share. A United States holder’s aggregate tax basis in our common stock received upon conversion (except for any of our common stock that is attributable to accrued and unpaid interest, as discussed below) generally would be equal to the portion of its adjusted tax basis in the note allocable to the portion of the note deemed converted (less the basis allocable to any fractional share for which the United States holder receives cash). A United States holder’s holding period for such common stock (except for any such common stock attributable to accrued and unpaid interest, as discussed below) generally would include the period during which the United States holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a United States holder generally would recognize gain or loss equal to the difference between the amount of cash received (less any cash received that is attributable to accrued and unpaid interest, as discussed below) and the United States holder’s adjusted tax basis allocable to such portion of the note. Gain or loss recognized generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is schedule to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. The deductibility of capital losses is subject to certain limitations under the Code.

Treatment of accrued interest. Notwithstanding the foregoing, in either characterization, the amount of cash and the fair market value of our common stock received by a United States holder on the conversion of a note will be subject to United States federal income tax as ordinary income to the extent such cash and common stock is attributable to accrued and unpaid interest not previously included in gross income. A United States holder’s tax basis in our common stock received that is attributable to accrued and unpaid interest will be the fair market value of such common stock and the holding period for such common stock will begin on the day after the date of the conversion of the note.

A United States holder that converts a note between a record date for an interest payment and the next interest payment date and, as a result, receives a cash payment of interest, as described in “Description of the Notes – Conversion Procedures,” should consult its own tax advisor concerning the appropriate treatment of such payment.

United States holders are urged to consult their tax advisors with respect to the United States federal income tax consequences resulting from the conversion of a note into a combination of cash and our common stock.

Sale or Exchange of Notes or Common Stock Received upon Conversion of Notes

Your tax basis in a note generally will equal your cost for the note. Upon the sale or exchange of a note (including a purchase, retirement or conversion of a note, other than a conversion of a note into a combination of cash and our common stock, as discussed above under “Conversion of Notes”) or of our common stock received upon conversion of a note, a United States holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash proceeds and the fair market value of any property received on such sale or exchange (except to the extent such amount is attributable to accrued interest on the note not previously included in gross income, which will be subject to tax as ordinary income) and (b) the United States holder’s tax basis in the note or common stock. Gain or loss recognized generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States holder is treated as holding the note or our common stock received upon conversion of a note for more than one year at the time of sale or exchange of the note or common stock, respectively. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is schedule to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. The deductibility of capital losses is subject to certain limitations under the Code.

Constructive Distributions

The conversion rate of the notes may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing the proportionate interests in our assets or earnings of United States holders of the notes may in some circumstances result in taxable deemed distributions to United States holders of the notes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of such United States holders’ interests, however, generally will not be considered to result in constructive distributions. Some of the possible adjustments provided in the notes, including without limitation, adjustments in respect of cash distributions to holders of our common stock and adjustments described in “Description of the Notes – Additional Change of Control Shares,” will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, United States holders of the notes generally will be deemed to have received constructive distributions in amounts based upon the value of additional shares that would be received on conversion as a result of such adjustments. Any deemed distributions to United States holders of the notes will be includible in their income in the same manner as actual distributions received by them, as described under “—Distributions on Common Stock” below. Accordingly, United States holders of the notes could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in deemed distributions to holders of the our common stock. United States holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

Cash distributions, if any, made on our common stock generally will be included in the gross income of a United States holder of our common stock as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of such United States holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate United States holder that is subject to United States federal income tax may be eligible for a dividends received deduction. Dividends received during taxable years beginning before January 1, 2009 by certain non-corporate United States holders (including individuals) that satisfy certain holding period and other requirements will generally be subject to United States federal income tax at a reduced rate of 15% or lower.

Backup Withholding and Information Reporting

A United States holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes, dividends on our common stock or proceeds from the sale or other disposition of the notes or our common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to this backup withholding tax if you are not otherwise exempt from withholding and you:

•	fail to furnish your taxpayer identification number, or TIN, which, if you are an individual, is ordinarily your social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you are a “United States person,” that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund as long as you timely provide certain information to the IRS.

Non-United States Holders

Payments of Interest

Subject to the discussion below concerning backup withholding, if you are a non-United States holder not engaged in a trade or business in the United States to which interest on a note is attributable, you generally will not be subject to United States federal income tax or the United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) on interest on a note unless:

•	you are a controlled foreign corporation that is related to us through stock ownership or are otherwise related to us as determined by Section 864(d)(4) of the Code;

•	you are a bank that receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; or

•	you actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock as determined under the Code and applicable Treasury Regulations.

In order for interest payments to you to qualify for the exemption from United States taxation described above, you have to provide a signed written statement, on a Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code and providing your name and address to:

•	us or our paying agent, or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury Regulations provide alternative methods for satisfying this certification requirement. In addition, under these Treasury Regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities. We urge you to consult your own tax advisor about the specific methods available to satisfy this certification requirement.

Even if the above conditions are not met, you may be entitled to a reduction in or an exemption from withholding tax on interest received from the notes under a tax treaty between the United States and your country of residence. To claim such a reduction or exemption, you must generally complete Form W-8BEN and claim your right to a reduction or exemption on the form. To claim treaty benefits, you may have to obtain a United States taxpayer identification number and provide it on your Form W-8BEN. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold the notes.

In the event of a “registration default,” as described under “Description of Notes––Registration Rights,” we will be obligated to pay additional interest on the notes. Such payments may be treated as interest subject to the rules described above or as other income subject to the United States federal income and withholding tax. If you are subject to withholding tax on payments of additional interest, you should consult your tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Dividends on Common Stock

In the event that we pay dividends on our common stock (subject to the discussion below under “Non-United States Holders Engaged in a Trade or Business in the United States”), we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty with the

United States, from the gross amount of the dividends paid to a non-United States holder. Non-United States holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty with the United States.

In order to claim the benefit of an applicable income tax treaty with the United States, a non-United States holder will be required to provide a properly executed Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-United States holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-United States holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Constructive Dividends

Under certain circumstances, a non-United States holder may be deemed to have received a constructive dividend (see “United States Holders—Constructive Distributions” above). Any such constructive dividend received by a non-United States holder will be treated in the same manner as an actual dividend received by the non-United States holder, as discussed above under “Non-United States Holders—Dividends on Common Stock.” We intend to deduct United States federal withholding tax with respect to any such constructive dividend received by a non-United States holder from actual payments on the non-United States holder’s notes. If we deduct United States federal withholding tax from payments on a non-United States holder’s notes, the non-United States holder should consult its own tax advisor as to whether the non-United States holder can obtain a refund for all or a portion of any tax withheld.

Non-United States Holders Engaged in a Trade or Business in the United States

If you are engaged in a trade or business in the United States and interest on the notes or dividends on our common stock are effectively connected with the conduct of that trade or business (and, if required by an income tax treaty with the United States that applies to you, you maintain a “permanent establishment” in the United States to which the interest or dividends are attributable), you will be subject to United States federal income tax on that interest or dividends on a net income basis in the same manner as if you were a United States holder. However, you will be exempt from the 30% withholding tax on the interest and dividends if you provide a properly executed Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of all or a portion of your effectively connected earnings and profits for the taxable year.

Sale or Exchange of Notes or Common Stock Received upon Conversion of Notes

A non-United States holder generally will not be taxed on any gain recognized on the sale or exchange of a note (including a purchase, retirement or conversion of a note) or of our common stock received upon conversion of a note (other than amounts attributable to accrued interest on the note, which will be taxable as such) unless:

•	the gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-United States holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States holders (unless an applicable income tax treaty provides otherwise) and, if the non-United States holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-United States holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other conditions (unless an applicable income tax treaty provides otherwise); or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-United States holder held the notes or our common stock disposed of (in which case, as discussed below, the non-United States holder may be taxed for United States federal income tax purposes on any such gain on a net income basis as if the gain were effectively connected with the conduct of a United States trade or business by the non-United States holder during the taxable year and the non-United States holder’s disposition proceeds may be subject to a 10% United States federal withholding tax).

In general, we will be treated as a “U.S. real property holding corporation” if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the total fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time, will depend on the particular facts and circumstances applicable at the time.

Currently, it is our best estimate that the fair market value of our U.S. real property interests is less than 50% of the total fair market value of our worldwide real property interests and our other assets used or held for use in our trade or business. Therefore, we believe that it is likely that we currently are not a U.S. real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is based on the fair market value of our U.S. real property interests and our other assets, it is difficult to predict whether we will be a U.S. real property holding corporation in the future.

However, even if we are or have been a U.S. real property holding corporation, a “non-5% holder” that is not otherwise taxed under any other circumstances described above generally will not be taxed on any gain recognized on the disposition of the notes or our common stock if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market within the meaning of the applicable Treasury Regulations. A non-5% holder is (i) a non-United States holder of our common stock that did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the period that our common stock was held by the non-United States holder and (ii) a non-United States holder of the notes that does not beneficially own, directly or indirectly, notes whose total fair market value, on the date they were acquired (and on the date or dates on which any additional notes were acquired) exceeds the fair market value on that date (or on the date or dates on which any additional notes were acquired) of 5% of all our common stock or, if the notes are treated as regularly traded on an established securities market within the meaning of the applicable Treasury Regulations, a non-United States holder of the notes that did not beneficially own, directly or indirectly, more than 5% of the total fair market value of the notes at any time during the shorter of the five-year period ending on the date of disposition and the period that the notes were held by the non-United States holder.

Our common stock is quoted on the Nasdaq National Market. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on Nasdaq by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price. Although not free from doubt, the notes should be considered to be regularly traded on an established securities market for any calendar quarter during which the notes are regularly quoted on an over-the-counter market located in the United States (i.e., any market reflected by the existence of any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer) by brokers or dealers that hold themselves out to buy or sell the notes at the quoted price.

If our common stock is not considered to be regularly traded on Nasdaq at any time during the applicable calendar year and we are treated as a U.S. real property holding corporation, then a non-5% holder will be taxed for United States federal income tax purposes on any gain recognized on the disposition of the notes or our common stock on a net income basis as if the gain were effectively connected with the conduct of a United States trade or business by the non-5% holder during the taxable year and, in such case, the person acquiring the notes or our common stock from a non-5% holder generally will have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the IRS in accordance with applicable Treasury Regulations. We urge all non-United States holders to consult their own tax advisors regarding the application of these rules to them.

United States Federal Estate Tax

If you are not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your estate will not be subject to United States federal estate tax on the notes beneficially owned by you at the time of your death if you do not then actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock as determined under the Code and applicable Treasury Regulations and, at the time of your death, payments with respect to the notes would not have been effectively connected with your conduct of a trade or business in the United States.

Our common stock that is beneficially owned by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

Non-United States holders may be subject to backup withholding and information reporting on payments of principal and interest on a note, dividends on our common stock and on proceeds received from the disposition of a note or our common stock. The backup withholding rate is currently 28%. Backup withholding tax will not apply to payments of principal and interest or dividends on our common stock if you provide a Form W-8BEN, or you otherwise establish an exemption, provided that the withholding agent does not have actual knowledge or reason to know that you are a “United States person” as defined in the Code or that the conditions of any other exemption are not, in fact, satisfied. The withholding agent will generally be required to report annually to the IRS and to each non-United States holder the amount of interest or dividends paid to, and the tax withheld, if any, from each non-United States holder.

If you sell notes or our common stock at an office of a non-United States broker outside the United States and the proceeds of that sale are paid to you outside the United States, the proceeds of that sale generally will not be subject to backup withholding or information reporting. Information reporting (but not backup withholding) will apply, however, to proceeds of a sale of notes or our common stock effected at an office of a broker outside the United States, even if the proceeds of that sale are paid to you outside the United States, if that broker:

•	is a “United States person” as defined in the Code;

•	is a “controlled foreign corporation” for United States federal income tax purposes;

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are “United States persons” who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business; or

•	is a foreign person who derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three-year period,

unless the broker has in its records documentary evidence that you are a non-United States holder and other conditions are met (including that the broker has no actual knowledge or reason to know that you are a “United States person”) or you otherwise establish an exemption.

If you sell notes or our common stock at an office of a broker in the United States, the proceeds of that sale will be subject to both backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are not a “United States person” or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in the notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the subsidiary or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 regarding transactions directed by independent qualified professional asset managers, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 91-38 regarding bank collective investment funds, PTCE 95-60 regarding insurance company general accounts and PTCE 96-23 respecting transactions directed by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (or any interest therein), each purchaser and subsequent transferee of a note (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such person to acquire and hold the notes (or any interest therein) constitute assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes at maturity beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming full conversion of a selling securityholder’s notes.

	Principal Amount of Notes at Maturity		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned(2)	Offered Hereby	Owned After the Offering(3)
Anthony Munk	$70,000	0.0%	1,782	1,782	—
Aristeia International Limited(4)	12,320,000	8.2%	313,565	313,565	—
Aristeia Partners LP(5)	1,680,000	1.1%	42,759	42,759	—
Calamos® Market Neutral Fund—Calamos® Investment Trust	3,500,000	2.3%	89,081	89,081	—
CBARB, a segregated account of Geode Capital Master Fund, Ltd.(6)	1,500,000	1.0%	38,178	38,178	—
Chrysler Corporation Master Retirement Trust(7)(8)(9)	2,225,000	1.5%	56,630	56,630	—
Delaware Public Employees Retirement System(7)(8)	730,000	0.5%	18,580	18,580	—
Delta Air Lines Master Trust—CV(7)(8)(10)	485,000	0.3%	12,344	12,344	—
Delta Pilots Disability & Survivorship Trust—CV(7)(8)(11)	270,000	0.2%	6,872	6,872	—
F.M. Kirby Foundation, Inc.(7)(8)	405,000	0.3%	10,308	10,308	—
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Fund	250,000	0.2%	6,363	6,363	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(7)(8)	215,000	0.1%	5,472	5,472	—
International Truck & Engine Corporation Retiree Health Benefit Trust(7)(8)	130,000	0.1%	3,309	3,309	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(7)(8)	120,000	0.1%	3,054	3,054	—
KBC Financial Products USA Inc.(7)(12)	3,500,000	2.3%	89,081	89,081	—
Lyxor/Quest Convertible Fund Ltd(13)	3,000,000	2.0%	76,355	76,355	—
Microsoft Capital Group, L.P.(7)(8)	360,000	0.2%	9,163	9,163	—
Mohican VCA Master Fund, Ltd(14)	2,000,000	1.3%	50,903	50,903	—
OCM Convertible Trust(7)(8)	900,000	0.6%	22,907	22,907	—
OCM Global Convertible Securities Fund(7)(8)	160,000	0.1%	4,072	4,072	—
Partner Reinsurance Company Ltd.(7)(8)	490,000	0.3%	12,471	12,471	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	250,000	0.2%	6,363	6,363	—
Pebble Limited Partnership	370,000	0.2%	9,417	9,417	—
Quattro Fund ltd	4,250,000	2.8%	108,170	108,170	—
Quattro Multistrategy Masterfund LP	250,000	0.2%	6,363	6,363	—
Quest Global Convertible Master Fund, Ltd(13)	1,000,000	0.7%	25,452	25,452	—
Qwest Occupational Health Trust(7)(8)	210,000	0.1%	5,345	5,345	—
Qwest Pension Trust(7)(8)	525,000	0.4%	13,362	13,362	—
RBC Capital Markets(15)	5,000,000	3.3%	127,259	127,259	—
Silvercreek II Limited	1,600,000	1.1%	40,723	40,723	—
Silvercreek Limited Partnership	1,960,000	1.3%	49,885	49,885	—
The St. Paul Travelers Companies, Inc.—Commercial Lines(7)(8)(16)	780,000	0.5%	19,852	19,852	—
UnumProvident Corporation(7)(8)	275,000	0.2%	6,999	6,999	—
Vanguard Convertible Securities Fund, Inc.(7)(8)	3,525,000	2.4%	89,717	89,717	—
Vicis Capital Master Fund	3,000,000	2.0%	76,355	76,355	—
Virginia Retirement System(7)(8)	1,695,000	1.1%	43,141	43,141	—

Subtotal:	$59,000,000	39.3%	1,501,650	1,501,650	—
Any other holders of notes or future transferees from any holder(17)(18)	91,000,000	60.7%	2,316,105	2,316,105	—

Total:	$150,000,000	100.0%	3,817,755	3,817,755	—

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.
(2)	Assumes for each $1,000 in principal amount at maturity of notes a maximum of 25.4517 shares of common stock could be received upon conversion.
(3)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible.
(4)	Aristeia Capital LLC is the investment manager for this selling securityholder. Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, the joint owners of Aristeia Capital LLC, are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and shares of common stock into which the notes are convertible.
(5)	Aristeia Advisors LLC is the investment manager for this selling securityholder. Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, the joint owners of Aristeia Advisors LLC, are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and shares of common stock into which the notes are convertible.
(6)	Phil Dumas is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and shares of common stock into which the notes are convertible.
(7)	This selling securityholder is an affiliate of a broker dealer, and, therefore, may be deemed an underwriter by the SEC. This selling securityholder purchased the notes in the ordinary course of business and, at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock into which the notes are convertible.
(8)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of this selling securityholder. It does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of notes and shares of common stock into which the notes are convertible. Lawrence W. Keele is a principal of Oaktree and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and common stock into which the notes are convertible, except for their pecuniary interest therein.
(9)	This selling securityholder also beneficially owns $2,690,000 in principal amount of The Pantry’s 7.75% Senior Subordinated Notes due 2014.
(10)	This selling securityholder also beneficially owns $685,000 in principal amount of The Pantry’s 7.75% Senior Subordinated Notes due 2014.
(11)	This selling securityholder also beneficially owns $390,000 in principal amount of The Pantry’s 7.75% Senior Subordinated Notes due 2014.
(12)	This selling securityholder is a direct wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.
(13)	Quest Investment Management LLC is the investment manager of this selling securityholder. Frank Campana and Jim Doolin are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and shares of common stock into which the notes are convertible.
(14)	Eric Hage and Daniel Hage are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and shares of common stock into which the notes are convertible.
(15)	This selling securityholder is a broker dealer and is, therefore, deemed an underwriter by the SEC.
(16)	This selling securityholder also beneficially owns $2,110,000 in principal amount of The Pantry’s 7.75% Senior Subordinated Notes due 2014.
(17)	These holders represent the remaining selling securityholders. We are unable to provide the names of these securityholders because the notes are evidenced by a global note deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Information concerning other selling securityholders of notes will be set forth in prospectus supplements or amendments from time to time, if required.
(18)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 25.4517 shares per $1,000 of principal amount of notes at maturity.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes from the initial purchasers in a private transaction on November 22, 2005. All of the notes were “restricted securities” under the Securities Act prior to this registration.

The conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or owed at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market. We have no plans to list the notes on a securities exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors—Risks Related to Our Indebtedness and The Notes—If a market for the notes is not maintained, the trading price of the notes could decline significantly.”

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, and

•	the date when the holders, other than the holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders. See “Description of Notes—Registration Rights.”

LEGAL MATTERS

Certain legal matters will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Certain legal matters with respect to New York law will be passed upon for us by Bingham McCutchen LLP, New York, New York. Certain legal matters with respect to South Carolina law will be passed upon for us by Leath, Bouch & Crawford LLP, Charleston, South Carolina. Certain legal matters with respect to Georgia law will be passed upon for us by Whelchel & Dunlap, LLP, Gainesville, Georgia.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from The Pantry’s Annual Report on Form 10-K for the year ended September 29, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in fiscal 2003; (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of two material weaknesses), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100  F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We maintain a website at www.thepantry.com. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1. Annual Report on Form 10-K for the fiscal year ended September 29, 2005;

2. Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2005;

3. Current Report on Form 8-K filed October 20, 2005, Current Report on Form 8-K filed October 28, 2005, as amended by Current Report on Form 8-K/A filed January 26, 2006, Current Report on Form 8-K filed November 14, 2005, Current Report on Form 8-K filed November 22, 2005, Current Report on Form 8-K filed December 1, 2005, Current Report on Form 8-K filed December 19, 2005, Current Report on Form 8-K filed December 22, 2005, Current Report on Form 8-K filed January 3, 2006 and Current Report on Form 8-K filed January 25, 2006; and

4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 19, 1999, including any amendment or reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and shares of common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us, the notes and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus are summary in nature, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

Each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, may request a copy of any documents incorporated by reference in, but not delivered with, this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

The Pantry, Inc.

P.O. Box 1410

1801 Douglas Drive

Sanford, NC 27330-1410

Attn: Corporate Secretary

Telephone: (919) 774-6700

We will not send the exhibits to such documents, however, unless those exhibits have specifically been incorporated by reference therein.

$150,000,000

The Pantry, Inc.

3% Senior Subordinated Convertible Notes due 2012 and Shares of Common Stock Issuable Upon Conversion of the Notes

February 17, 2006

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred by us in connection with the offering described in this registration statement. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. All amounts are estimated, except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$16,050
Accounting fees and expenses	20,000
Legal fees and expenses	35,000
Printing expenses	5,000
Miscellaneous fees and expenses	5,000

Total	$81,050

Item 15.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our bylaws provide that we may indemnify our directors and officers, and we have entered into agreements to indemnify our directors and certain of our officers to the full extent permitted by law. These agreements, among other things, indemnify our directors and officers for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including but not limited to any action by or in the right of The Pantry, on account of services as a director or officer of The Pantry, or as a director or officer of any other company or enterprise to which the person provides services at our request. We have also purchased liability insurance covering our director and officers.

Our certificate of incorporation provides that each of our directors shall not be liable for monetary damages for breach of such director’s fiduciary duty of care to The Pantry and its stockholders except for liability for breach of the director’s duty of loyalty to The Pantry or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal or state securities or environmental laws.

In addition, in the ordinary course of our business we from time to time enter into contracts under which The Pantry and its directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Item 16.	Exhibits.

The following Exhibits are attached hereto or incorporated herein by reference:

Exhibit Number	Description of Document

1.1	Purchase Agreement dated November 16, 2005 by and among The Pantry, Inc. and Kangaroo, Inc., R. & H. Maxxon, Inc., subsidiaries of The Pantry, Inc. as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, relating to the 3% Senior Subordinated Convertible Notes due 2012 (incorporated by reference to Exhibit 10.1 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.1	Indenture dated as of November 22, 2005 among The Pantry, Kangaroo, Inc. and R. & H. Maxxon, Inc., as the guarantors and Wachovia Bank, National Association, as Trustee, with respect to the 3% Senior Subordinated Convertible Notes Due 2012 (incorporated by reference to Exhibit 10.8 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.2	Form of 3% Senior Subordinated Convertible Notes Due 2012 (included in Exhibit 4.1) (incorporated by reference to Exhibit 10.8 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.3	Registration Rights Agreement dated November 22, 2005 by and among The Pantry, Kangaroo, Inc. and R.& H. Maxxon, Inc., subsidiaries of The Pantry, as Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC as the Initial Purchasers (incorporated by reference to Exhibit 10.2 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.4	Second Amended and Restated Credit Agreement dated December 29, 2005 among The Pantry, as borrower, R. & H. Maxxon, Inc. and Kangaroo, Inc., subsidiaries of The Pantry, as guarantors, Wachovia Bank, National Association, as administrative agent and lender, Regions Bank and Wells Fargo Bank, National Association, as co-syndication agents and lenders, Harris N.A. and Cooperatieve Centrale Raiffeisen-Borenleenbank, B.A. “Rabobank International,” New York Branch, as co-documentation agents and lenders, and the other financial institutions signatory thereto, as lenders. (incorporated by reference to Exhibit 10.1 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2006)

4.5	Amended and Restated Certificate of Incorporation of The Pantry (incorporated by reference to Exhibit 3.3 to The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221) filed with the Securities and Exchange Commission on May 28, 1999)

4.6	Amended and Restated Bylaws of The Pantry (incorporated by reference to Exhibit 3.4 to The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221) filed with the Securities and Exchange Commission on May 6, 1999)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

5.2	Opinion of Bingham McCutchen LLP

5.3	Opinion of Leath, Bouch & Crawford LLP

5.4	Opinion of Whelchel & Dunlap, LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in the opinion filed as Exhibit 5.1)

Exhibit Number	Description of Document

23.3	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.2)

23.4	Consent of Leath, Bouch & Crawford LLP (included in the opinion filed as Exhibit 5.3)

23.5	Consent of Whelchel & Dunlap, LLP (included in the opinion filed as Exhibit 5.4)

24.1	Power of Attorney (included as part of the Signature Pages of this registration statement)

25.1	Statement of Eligibility of Trustee

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided,	however, That:

Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule

415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 17th day of February, 2006.

THE PANTRY, INC.

By:	/s/ PETER J. SODINI
Peter J. Sodini President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Sodini, Daniel J. Kelly and Berry L. Epley, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER J. SODINI Peter J. Sodini	President, Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2006

/S/ DANIEL J. KELLY Daniel J. Kelly	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	February 17, 2006

/S/ BERRY L. EPLEY Berry L. Epley	Corporate Controller and Assistant Secretary (Principal Accounting Officer)	February 17, 2006

/S/ TODD W. HALLORAN Todd W. Halloran	Director	February 17, 2006

/S/ PAUL L. BRUNSWICK Paul L. Brunswick	Director	February 17, 2006

/S/ THOMAS M. MURNANE Thomas M. Murnane	Director	February 17, 2006

/S/ BRYAN E. MONKHOUSE Bryan E. Monkhouse	Director	February 17, 2006

Signature	Title	Date

/s/ ROBERT F. BERNSTOCK Robert F. Bernstock	Director	February 17, 2006

/S/ EDWIN J. HOLMAN Edwin J. Holman	Director	February 17, 2006

/S/ MARK D. MILES Mark D. Miles	Director	February 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 17th day of February, 2006.

KANGAROO, INC.

By:	/s/ PETER J. SODINI
Peter J. Sodini Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER J. SODINI Peter J. Sodini	Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2006

/S/ STEVEN J. FERREIRA Steven J. Ferreira	Secretary and Treasurer (Principal Financial Officer)	February 17, 2006

/S/ DANIEL J. KELLY Daniel J. Kelly	Executive Vice President, Assistant Secretary and Director	February 17, 2006

/S/ BERRY L. EPLEY Berry L. Epley	Vice President and Director (Principal Accounting Officer)	February 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 17th day of February, 2006.

R. & H. MAXXON, INC.

By:	/S/ PETER J. SODINI
Peter J. Sodini Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER J. SODINI Peter J. Sodini	Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2006

/S/ STEVEN J. FERREIRA Steven J. Ferreira	Secretary and Treasurer (Principal Financial Officer)	February 17, 2006

/S/ DANIEL J. KELLY Daniel J. Kelly	Executive Vice President, Assistant Secretary and Director	February 17, 2006

/S/ BERRY L. EPLEY Berry L. Epley	Vice President and Director (Principal Accounting Officer)	February 17, 2006

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Purchase Agreement dated November 16, 2005 by and among The Pantry, Inc. and Kangaroo, Inc., R. & H. Maxxon, Inc., subsidiaries of The Pantry, Inc. as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, relating to the 3% Senior Subordinated Convertible Notes due 2012 (incorporated by reference to Exhibit 10.1 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.1	Indenture dated as of November 22, 2005 among The Pantry, Kangaroo, Inc. and R. & H. Maxxon, Inc., as the guarantors and Wachovia Bank, National Association, as Trustee, with respect to the 3% Senior Subordinated Convertible Notes Due 2012 (incorporated by reference to Exhibit 10.8 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.2	Form of 3% Senior Subordinated Convertible Notes Due 2012 (included in Exhibit 4.1) (incorporated by reference to Exhibit 10.8 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.3	Registration Rights Agreement dated November 22, 2005 by and among The Pantry, Kangaroo, Inc. and R.& H. Maxxon, Inc., subsidiaries of The Pantry, as Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC as the Initial Purchasers (incorporated by reference to Exhibit 10.2 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2005)

4.4	Second Amended and Restated Credit Agreement dated December 29, 2005 among The Pantry, as borrower, R. & H. Maxxon, Inc. and Kangaroo, Inc., subsidiaries of The Pantry, as guarantors, Wachovia Bank, National Association, as administrative agent and lender, Regions Bank and Wells Fargo Bank, National Association, as co-syndication agents and lenders, Harris N.A. and Cooperatieve Centrale Raiffeisen-Borenleenbank, B.A. “Rabobank International,” New York Branch, as co-documentation agents and lenders, and the other financial institutions signatory thereto, as lenders. (incorporated by reference to Exhibit 10.1 to The Pantry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2006)

4.5	Amended and Restated Certificate of Incorporation of The Pantry (incorporated by reference to Exhibit 3.3 to The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221) filed with the Securities and Exchange Commission on May 28, 1999)

4.6	Amended and Restated Bylaws of The Pantry (incorporated by reference to Exhibit 3.4 to The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221) filed with the Securities and Exchange Commission on May 6, 1999)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

5.2	Opinion of Bingham McCutchen LLP

5.3	Opinion of Leath, Bouch & Crawford LLP

5.4	Opinion of Whelchel & Dunlap, LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in the opinion filed as Exhibit 5.1)

23.3	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.2)

23.4	Consent of Leath, Bouch & Crawford LLP (included in the opinion filed as Exhibit 5.3)

23.5	Consent of Whelchel & Dunlap, LLP (included in the opinion filed as Exhibit 5.4)

24.1	Power of Attorney (included as part of the Signature Pages of this registration statement)

25.1	Statement of Eligibility of Trustee